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                                                                   EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-33836 on Form S-3 of Parlex Corporation of our report dated August 24, 1999 (March 1, 2000 as to Note 14) appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus. We also consent to the incorporation by reference in this Registration Statement of our report dated May 18, 2000 related to the combined financial statements of Poly-Flex Circuits, Inc. and Poly-Flex Circuits Limited (which report expresses an unqualified opinion, refers to the report of other auditors and includes an explanatory paragraph as to the basis of presentation) appearing in Form 8-K/A of Parlex Corporation dated May 23, 2000.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Boston, Massachusetts

May 24, 2000